Exhibit 99.1

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2006

CHARLOTTE, NORTH CAROLINA, April 20, 2006 – Nucor Corporation (NYSE: NUE) announced today consolidated net earnings for the first quarter of 2006 of $379.2 million, an increase of 7% over the first quarter of 2005 net earnings of $354.7 million and an increase of 11% over the fourth quarter of 2005 net earnings of $341.0 million. Diluted earnings per share increased 10% to $2.42 from $2.20 in the first quarter of 2005 and increased 11% from $2.18 in the fourth quarter of 2005.

Nucor’s consolidated net sales increased 7% to $3.55 billion compared with $3.32 billion in the first quarter of 2005 and increased 11% compared with $3.21 billion in the fourth quarter of 2005. In the first quarter of 2006, average sales price per ton decreased 5% from the first quarter of 2005 and remained flat compared to the fourth quarter of 2005. Total tons shipped to outside customers increased 12% from the first quarter of 2005 and increased 10% from the fourth quarter of 2005.

The average scrap and scrap substitute cost per ton used decreased 13% from $272 in the first quarter of 2005 to $237 in the first quarter of 2006 and decreased 1% from $240 in the fourth quarter of 2005. Total energy costs increased approximately $7 per ton from the first quarter of 2005 to the first quarter of 2006 and decreased approximately $4 per ton from the fourth quarter of 2005. Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $9.0 million in the first quarter of 2006, compared with a credit of $26.1 million in the first quarter of 2005.

In the first quarter of 2006, Nucor established company records in its steel mills segment for steel production, total steel shipments and steel sales to outside customers. Steel production was 5,791,000 tons in the first quarter of 2006, compared with 5,108,000 tons produced in the first quarter of 2005, an increase of 13%. Total steel shipments increased 13% to 5,721,000 tons in the first quarter of 2006, compared with 5,043,000 tons in last year’s first quarter. Steel shipments to outside customers increased 12% to 5,263,000 tons in the first quarter of 2006, compared with 4,688,000 tons in the first quarter of 2005. In the steel products segment, steel joist production during the first quarter was 139,000 tons, compared with 123,000 tons in the first quarter of 2005, an increase of 13%. Steel deck sales increased 6% from 80,000 tons in the first quarter of 2005 to 85,000 tons in this year’s first quarter. Cold finished steel sales increased 8% to a record 96,000 tons, compared with 89,000 tons in the first quarter of 2005.

Starting with the May 11, 2006 dividend payment, Nucor is increasing the regular quarterly cash dividend rate from $0.15 to $0.20 per share. In addition to the $0.20 per share base dividend amount, the Board of Directors approved the payment of a supplemental dividend of $0.50 per share, for a total dividend of $0.70 per share. Nucor has increased its dividend every year since Nucor began paying dividends 33 years ago.

Nucor repurchased 100,000 shares of Nucor’s common stock at a cost of approximately $10.3 million under a publicly announced stock repurchase program during the first quarter of 2006 (none in the first quarter of 2005). Approximately 12.8 million shares remain authorized for repurchase. Since the first quarter of 2005, Nucor has repurchased approximately 5.7 million shares of Nucor’s common stock.

In March 2006, Nucor announced that it had entered into an agreement to purchase substantially all of the assets of Connecticut Steel Corporation for a cash purchase price of approximately $43.0 million, subject to post-closing adjustments. Located in Wallingford, Connecticut, this bar products mill has an annual capacity of approximately 300,000 tons of wire rod and rebar and approximately 85,000 tons of wire mesh fabrication and structural mesh fabrication. The acquisition is scheduled to be completed in early May of this year after transfer of appropriate permits and operating contracts, and other closing conditions.

Nucor expects the second quarter of 2006 to be another very strong quarter. We believe that earnings will be in the range of $2.20 to $2.40 per diluted share in the second quarter of 2006, compared with $2.03 per diluted share in the second quarter of 2005.

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2006 (Continued)

Nucor and affiliates are manufacturers of steel products, with operating facilities in sixteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing. Nucor is the nation’s largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2005 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s first quarter results on April 20, 2006 at 2:00 pm eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended
	April 1, 2006	April 2, 2005
NET SALES	$3,545,097	$3,322,621

COSTS, EXPENSES AND OTHER:
Cost of products sold	2,768,142	2,620,628
Marketing, administrative and other expenses	154,100	125,429
Interest (income) expense, net	(5,732)	4,133
Minority interests	40,326	31,165
Other income	—	(9,200)

	2,956,836	2,772,155

EARNINGS BEFORE INCOME TAXES	588,261	550,466
Provision for income taxes	209,100	195,800

NET EARNINGS	$379,161	$354,666

NET EARNINGS PER SHARE:
Basic	$2.44	$2.22
Diluted	$2.42	$2.20

AVERAGE SHARES OUTSTANDING:
Basic	155,313	159,708
Diluted	156,874	161,246

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2006 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	April 1, 2006	Dec. 31, 2005
Assets
CURRENT ASSETS:
Cash and cash equivalents	$1,127,978	$980,150
Short-term investments	1,077,023	857,360
Accounts receivable, net	1,068,752	1,000,629
Inventories	941,223	945,054
Other current assets	247,139	288,360

Total current assets	4,462,115	4,071,553

PROPERTY, PLANT AND EQUIPMENT, NET	2,829,925	2,855,717

OTHER ASSETS	212,106	211,517

TOTAL ASSETS	$7,504,146	$7,138,787

Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Long-term debt due within one year	$1,250	$1,250
Accounts payable	592,373	501,624
Federal income taxes payable	155,123	-
Salaries, wages and related accruals	218,436	368,568
Accrued expenses and other current liabilities	405,147	384,257

Total current liabilities	1,372,329	1,255,699

LONG-TERM DEBT DUE AFTER ONE YEAR	922,300	922,300

DEFERRED CREDITS AND OTHER LIABILITIES	460,368	486,910

MINORITY INTERESTS	184,270	194,090

STOCKHOLDERS’ EQUITY:
Common stock	74,337	74,120
Additional paid-in capital	232,698	191,850
Retained earnings	4,979,167	4,709,111
Unearned compensation	(7,668)	(3,287)
Accumulated other comprehensive income, net of income taxes	29,222	46,600

	5,307,756	5,018,394
Treasury stock	(742,877)	(738,606)

Total stockholders’ equity	4,564,879	4,279,788

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,504,146	$7,138,787

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2006 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months (13 Weeks) Ended
	April 1, 2006	April 2, 2005
Operating activities:
Net earnings	$379,161	$354,666
Adjustments:
Depreciation	90,825	91,290
Deferred income taxes	(18,800)	(16,200)
Minority interests	40,322	31,161
Stock option expense	2,546	—
Settlement of natural gas hedges	(4,931)	—
Changes in (exclusive of acquisition):
Current assets	(78,984)	2,802
Current liabilities	163,669	137,066
Other	(6,417)	(12,847)

Cash provided by operating activities	567,391	587,938

Investing activities:
Capital expenditures	(69,871)	(71,259)
Investment in affiliates	(14,704)	(8,176)
Disposition of plant and equipment	1,439	294
Acquisition (net of cash acquired)	—	(44,136)
Purchases of short-term investments	(220,308)	—
Proceeds from sales of short-term investments	645	—

Cash used in investing activities	(302,799)	(123,277)

Financing activities:
Issuance of common stock	38,011	25,262
Tax benefit from stock options exercised	6,500	-
Distributions to minority interests	(50,142)	(2,181)
Cash dividends	(100,870)	(64,080)
Acquisition of treasury stock	(10,263)	-

Cash used in financing activities	(116,764)	(40,999)

Increase in cash and cash equivalents	147,828	423,662

Cash and cash equivalents - beginning of year	980,150	779,049

Cash and cash equivalents - end of three months	$1,127,978	$1,202,711

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com